QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99

[ROXIO LETTERHEAD]

NEWS RELEASE
Investor Contacts:
Elliot Carpenter Vice President of Finance Roxio, Inc. 408-635-8130 elliot_carpenter@roxio.com	Jennifer Jarman the blueshirt group for Roxio, Inc. (415) 217-7722 jennifer@blueshirtgroup.com

ROXIO ADOPTS STOCKHOLDERS' RIGHTS PLAN

    Milpitas, Calif.—May 21, 2001—Roxio, Inc. (Nasdaq: ROXI) today announced that its board of directors adopted a Stockholders' Rights Plan on May 18th, 2001. Under the plan, Roxio will issue a dividend of one right for each share of common stock—par value of $0.001 per share—of the company held by stockholders of record as of the close of business on June 15, 2001. The plan is designed to assure stockholders fair value in the event of a future unsolicited business combination or similar transaction involving the company. Roxio added that the plan was not adopted in response to any attempt to acquire the company, and that it is not aware of any such efforts.

    Under the plan, each Right will entitle stockholders to purchase a fractional share of the company's preferred stock for $77.00. Initially, the Rights will not be exercisable and will trade with the company's common stock. Generally, the Rights may become exercisable if a person or group acquires beneficial ownership of 15 percent or more of Roxio's common stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15 percent or more of Roxio's common stock. Upon occurrence of these events, unless redeemed for $0.001 per right, the Rights will then become exercisable by holders of the Rights, other than an unsolicited third party acquirer, for common shares of the company, or of the third party acquirer, having a value of twice the Right's then-current exercise price. Further details of the plan are outlined in a letter that will be mailed to stockholders as of the record date.

About Roxio

    Roxio, Inc. (Nasdaq:ROXI) provides the best selling CD burning software in the world empowering people to create, manage and move digital media. Roxio's suite of digital media products features, Easy CD Creator for Windows, and Toast, for Macintosh platform. Roxio also markets GoBack, #1 selling system recovery software that enables PC users to "Go Back" in time to instantly recover from system crashes, virus attacks, failed software installations and data loss. Roxio distributes its products globally through strategic partnerships with major PC and drive manufacturers, national retail chains and Internet partnerships. Roxio's products are also available at its website. Headquartered in Milpitas, California, Roxio also maintains offices in Colorado; Minnesota; Germany, and Japan. Roxio currently employs approximately 250 people worldwide. Roxio is a member of the S&P SmallCap 600.

###

Copyright © 2001 Roxio, Inc. All rights reserved. Roxio, the Roxio logotype, the Roxio tagline, pureburn and the pureburn logo, and Toast are trademarks of Roxio, Inc., which may be registered in some jurisdictions. Easy CD Creator and GoBack are registered trademarks of Roxio, Inc. Their respective owners own all other trademarks used.

QuickLinks

  EXHIBIT 99